MAXICARE HEALTH PLANS, INC. ADOPTS
                     SHAREHOLDER RIGHTS PLAN




         LOS ANGELES, FEBRUARY 24, 1998 --- MAXICARE HEALTH PLANS, INC. (NASDAQ-NMS:MAXI) ("Company") announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to protect shareholders from various hostile or abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price.

         This plan is designed to assure that in the event of an unsolicited or hostile attempt to acquire the Company, the Board of Directors would have the opportunity to consider and implement a course of action which would best maximize shareholder value. Under the plan, each shareholder will receive a dividend of one Right for each share of the Company's outstanding common stock. Each Right shall entitle the holder thereof to purchase 1/500th of a share of the Company's Series B Preferred Stock ("B Preferred"). Each 1/500th B Preferred share shall be entitled to one vote in all matters being voted on by the holders of common stock and shall also be entitled to a liquidation preference of $0.20.

         The Rights will initially be attached to the Company's common stock and will not be exercisable until a shareholder or group of shareholders acting together, without the approval of the Board of Directors, announce their intent to become a 15% or more owner in the Company's common stock. At that time, certificates evidencing the Rights shall be distributed to shareholders, the Rights shall detach from the common stock and shall become exercisable. When such buyer acquires 15% or more of the Company's common stock, all Rights holders, except the non-approved buyer, will be entitled to acquire an amount of B Preferred at a rate equivalent to 50% of the then market price of the common stock. In addition, if the Company is acquired in a non-approved merger, after such an acquisition, all Rights holders, except the aforementioned 15% or more buyer, will be entitled to acquire stock in the surviving corporation at a 50% discount in accordance with the plan.





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         The Rights  shall  attach  to  all  shares  held  by the
Company's shareholders of record as  of  the close of business on
March 16, 1998.   Shares  of  common  stock that are newly-issued
after that date will  also  carry  Rights until the Rights become
detached from  the  common  stock.    The  Rights  will expire on
February 23, 2008. The Company may redeem the Rights for $.01 each at any time before a non-approved buyer acquires 15% or more
of the Company's  common  stock.    Any  current  holder that has
previously advised the Company of owning an amount in excess of 15% of the Company's common stock as of the date hereof has been "grandfathered" with respect to their current position, including allowance for certain small incremental additions thereto. The dividend of the Rights to shareholders is not taxable to shareholders.

         Peter J. Ratican, Chief Executive Officer and Chairman of the Board of Directors of the Company stated "in light of the recent fluctuations of the Company's common stock and the ongoing trend of consolidation in the HMO industry, the Board of Directors unanimously believes that the implementation of the plan will protect the Company and its shareholders against abusive takeover tactics. The plan is not aimed at preventing a takeover, but encourages a potential buyer to negotiate directly with the Board of Directors prior to attempting a takeover. Further, it would ensure that the Board of Directors has the opportunity to appropriately consider any proposed takeover and seek to implement a response which would be in the best interests of the Company and its shareholders".

         Details of the plan are included with a letter which will be mailed to the Company's shareholders of record. Shareholders may also obtain a copy of the plan which will be filed with the Securities and Exchange Commission on Form 8-K.

Maxicare operates in seven states, serving members in California, Indiana, Illinois, Louisiana, North Carolina, South Carolina and
Wisconsin.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties including the number of beneficiaries and the reimbursement rates paid by the State of California during the term of the MMC Medi-Cal contracts referred to above.